Exhibit 10

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of BlackRock Series, Inc. of our report dated December 21, 2017, relating to the financial statements and financial highlights, which appears in BlackRock International Fund’s Annual Report on Form N-CSR for the year ended October 31, 2017. We also consent to the references to us under the headings “Financial Highlights”, “Independent Registered Public Accounting Firm” and “Financial Statements” in such Registration Statement.

/s/PricewaterhouseCoopers LLP

Philadelphia, Pennsylvania

January 25, 2018